Exhibit 99.1

Chaparral Energy Announces Chief Financial Officer Succession
Oklahoma City, February 15, 2019 - Chaparral Energy, Inc. (NYSE: CHAP) (the “Company”) announced today that Joseph O. Evans, its Chief Financial Officer and Executive Vice President, has elected to retire from the Company effective March 15, 2019, following 14 years of service as Chief Financial Officer. Scott Pittman will be joining Chaparral effective February 28, 2019, and will be appointed Chief Financial Officer and Executive Vice President of the Company effective March 16, 2019.
“Joe has been an integral part of Chaparral’s leadership team since joining the Company as Chief Financial Officer in 2005,” said Chaparral’s Chief Executive Officer Earl Reynolds. “On behalf of the Board and our entire Company, I would like to thank Joe for his dedication, commitment and the many contributions he has made over these past 14 years. We wish him well in the future.”
Scott Pittman has over 14 years of senior financial management, commercial and investment banking experience. Most recently, Mr. Pittman served as the Chief Financial Officer of Ursa Resources, an exploration and production company focused on unconventional resource development, and the Chief Financial Officer of Aethon Energy Management, a private investment firm focused on North American onshore upstream oil and gas assets. He has also served as Vice President-Finance at Cobalt International Energy, and as a Vice President in commercial and investment banking at J.P. Morgan Securities Inc. for nine years. Mr. Pittman holds a Bachelor of Business Administration from the University of Oklahoma and a Master of Business Administration from the University of Texas.
“We would like to welcome Scott to Chaparral and believe that his extensive experience at J.P. Morgan and as Chief Financial Officer and VP of Finance for several E&P companies will be a good fit to help Chaparral grow profitably and create value for our shareholders,” concluded Reynolds.

About Chaparral
Chaparral Energy (NYSE: CHAP) is an independent oil and natural gas exploration and production company headquartered in Oklahoma City. Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 127,000 net acres primarily in Kingfisher, Canadian and Garfield counties. The company has approximately 265,000 net surface acres in the Mid-Continent region. For more information, visit chaparralenergy.com.

Investor Contact	Media Contact
Al Petrie	Brandi Wessel
Al Petrie Advisors	Communications Manager
504-799-1953	405-426-6657
al@alpetrie.com	brandi.wessel@chaparralenergy.com